UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate Box:

☐       Preliminary Proxy Statement

☐       Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐       Definitive Proxy Statement

☒       Definitive Additional Materials

☐       Soliciting Material Pursuant to §240.14a-12

HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total Fee Paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

HomeStreet hereby revises its additional definitive soliciting material on Schedule 14A filed on May 16, 2019 as follows:

“We believe Blue Lion continues to make false statements in an attempt to mislead shareholders via hyperbole and exaggerations. HomeStreet instructed its transfer agent (Broadridge) on April 15, 2019 to send a notice for a May 13, 2019 record date for the annual meeting – 20 business days before the record date. Subsequently, prior to the record date, Okapi Partners, our proxy solicitor, discovered that Broadridge’s notice did not clearly indicate the nature of the record date. Okapi Partners immediately contacted Broadridge to alert Broadridge of the matter and correct Broadridge’s error and sent a second round of communications to record holders prior to the record date.  HomeStreet’s counsel explained these events to the Staff (the “Staff”) of the Division of Corporation Finance of the U.S. Securities and Exchange Commission (the “Commission”).  The Staff did not object to HomeStreet’s filing of its definitive proxy statement indicating a record date of May 13, 2019 for the annual meeting.  Any filing review or action by the Staff does not constitute a finding by the Commission or the Staff that our explanation is accurate or complete or not false or misleading, nor does it indicate that the Commission or the Staff has passed upon the merits of or approved our explanation or expressed a view as to whether we complied with Rule 14a-13.”